              AGREEMENT AND PLAN OF REDOMICILE AND REORGANIZATION

     AGREEMENT AND PLAN OF REDOMICILE AND REORGANIZATION, dated as of , 1991 (the "Agreement"), between International Investors Incorporated, a Delaware corporation (the "Company"), and Van Eck Funds, a Massachusetts business trust (the "Trust").

     WHEREAS the Company is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS the Company has authorized capital stock consisting of 500,000,000 shares at $1 par value, which capital stock comprises the only class of stock of the Company issued and outstanding;

     WHEREAS the Trust was organized pursuant to a Master Trust Agreement, dated April 3, 1985, and is presently authorized to issue five series of shares of beneficial interest, without par value, including shares of International Investors ("II");

     WHEREAS the Company desires to reorganize itself into the Trust, pursuant to Section 271 of the Delaware General Corporation Law, and to provide for the exchange of the Company's assets and liabilities for shares of beneficial interest of 11 and the pro-rata distribution to shareholders of the Company, on a one-for-one basis, of shares of beneficial interest of II in exchange for the issued and outstanding capital stock of the Company;

     Now THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   PLAN OF REDOMICILE AND REORGANIZATION.

     At the "Effective Time" of the reorganization of the Company, the Company shall transfer all of its business and assets to II, and II shall assume all liabilities of the Company, in exchange for delivery to the Company by the Trust of a number of shares of 11 (both full and fractional) equal to the number of shares of the Company outstanding immediately prior to the time of such transfer and assumption (the "Effective Time"). All debts, liabilities, obligations and duties of the Company, to the extent that they exist at or after the Effective Time, shall after the Effective Time attach to 11 and may be enforced against II to the same extent as if the same had been incurred by II.

     At the Effective Time, the shares of II (both full and fractional) received by the Company will be distributed to the shareholders of the Company in exchange for their shares of the Company, each shareholder to receive a number of shares of II equal to the number of shares of the Company held by him. The pro-rata issuance and distribution will be accompanied by the establishment of an open account on the share records of the Trust in the name of each shareholder of the Company and representing the respective pro rata number of shares of II due such shareholder. Certificates for shares of the Company issued prior to the Effective Time shall represent outstanding shares of II after the Effective Time. As soon as practicable after the Effective Time, the Company shall file a Certificate of Dissolution for recording with the Delaware Secretary of State, and shall take in accordance with Delaware General Corporation Law all other steps as shall be necessary and proper to effect complete dissolution of the Company. Subsequent to the Effective Time, the Company will liquidate and dissolve, and will cease to exist as a separate business entity.
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2.   ISSUED SHARE.

     Prior to the Effective Time and after the Company has taken the actions authorized by stockholders of the Company pursuant to Section 3(g) hereof, the single share of II heretofore held by the Company shall be redeemed and cancelled by the Trust.

3.   CONDITIONS PRECEDENT.

     The obligations of the Company and the Trust to effectuate the plan of redomicile and reorganization hereunder shall be subject to the satisfaction of each of the following conditions:

          (a) Such authority, including "no-action" letters, and orders from the Securities and Exchange Commission (the "Commission") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received.

          (b) One or more post-effective amendments to the registration statement of the Trust on Form N-1A under the Securities Act of 1933 and the Act, as may be required, containing such amendments to such registration statement as are determined by the Board of Trustees of the Trust to be necessary and appropriate as a result of the plan of redomicile and reorganization shall have been filed with the Commission and shall have become effective, and no stop-order suspending the effectiveness of the registration statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (and not withdrawn or terminated).

          (c) Confirmation shall have been received from the Commission or its staff that II shall, effective upon or before the Effective Time, be duly registered as a diversified, open-end management investment company under the Act.

          (d) Each party shall have received an opinion of counsel that the Trust, and II, are duly formed and validly existing under the laws of the Commonwealth of Massachusetts and that the shares of the Trust to be issued pursuant to the terms of this Agreement have been duly authorized, and, when issued and delivered as provided in this Agreement, will have been validly issued, fully paid and nonassessable.

          (e) Each party shall have received an opinion of counsel to the effect that the reorganization contemplated by this Agreement qualifies as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and each party shall have received an opinion of counsel or a private letter ruling from the Internal Revenue Service to the effect that II will be treated as a separate association taxable as a corporation for federal income tax purposes.

          (f) The shares of II shall have been duly qualified for offering to the public in all states of the United States, the Commonwealth of Puerto Rico and the District of Columbia (except where applications are not required) so as to permit the transfers contemplated by this Agreement to be consummated.

          (g) A vote approving this Agreement and the reorganization contemplated hereby shall have been adopted by at least a majority of the outstanding shares of capital stock of the Company entitled to vote at an annual or special meeting and the shareholders of the Company shall have voted at such meeting to direct the Company to vote, and the Company shall have voted, as the sole shareholder of II to approve an investment advisory agreement (the "Advisory Agreement") between the Trust and Van Eck Associates Corporation.
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          (h) The Board of Trustees of the Trust shall have taken the following actions at a meeting duly called for such purposes:

               (1) approved the Advisory Agreement between the Trust and Van Eck Associates Corporation;

               (2) selected Deloitte & Touche as the Trust's independent auditors for the fiscal year ending December 31, 1991;

               (3) authorized the issuance by the Trust, prior to the Effective Time, of one share of 11 to the Company in consideration for the payment of $10, for the purpose of enabling the Company to vote on the matters referred to in paragraph (g) in this Section 3 as the sole shareholder of 11;

               (4) submitted the advisory agreement referred to in paragraph (g) of this Section 3 to the Company as sole shareholder of II; and

               (5) authorized the issuance by the Trust of shares of II at the Effective Time in exchange for the assets and liabilities of the Company pursuant to the terms and provisions of this Agreement.

     At any time prior to the Effective Time, any of the foregoing conditions may be waived by the Board of Directors of the Company if, in the judgment of the Board, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the stockholders of the Company.

4.   EFFECTIVE TIME.

     The exchange of the Company's business, assets and liabilities for shares of II shall be effective as of 5:30 P.M. New York Time, on April 30, 1991 or at such other time and date as fixed by the mutual consent of the parties.

5.   TERMINATION.

     This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Directors of the Company, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of the Board, make proceeding with the Agreement inadvisable.

6.   GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

7.   FURTHER ASSURANCES.

     The Company and the Trust shall take such further actions as may be necessary or desirable and proper to consummate the transactions contemplated hereby.
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8.   LIMITATIONS OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Master Trust Agreement of the Trust.

INTERNATIONAL INVESTORS                 Attest:
     INCORPORATED



___________________________________     ______________________________________
President                               Secretary




VAN ECK FUNDS                           (SEAL)



___________________________________     ______________________________________
President                               Secretary



                                        (SEAL)